EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-207006) of our reports dated February 19, 2016, relating to the consolidated financial statements of ITT Corporation and its subsidiaries and the effectiveness of ITT Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ITT Corporation for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Stamford, Connecticut

May 16, 2016